EXHIBIT 99.1


                    PHARMACIA & UPJOHN COMPLETES ACQUISITION
                                 OF SUGEN, INC.

BRIDGEWATER, NJ (AUGUST 31, 1999) - Pharmacia & Upjohn (NYSE: PNU) announced today that it has completed its acquisition of SUGEN, Inc., a biotechnology company and leader in target-driven drug discovery and development. At a special meeting held earlier today in South San Francisco, SUGEN stockholders voted overwhelmingly in support of the merger with more than 90 percent of the shares voted at the meeting voted for its approval. As previously announced, the transaction is valued at approximately $650 million on a net basis and will be accounted for as a pooling of interests, qualifying as a tax-free exchange.

Under the terms of the acquisition, each share of SUGEN common stock has been converted into 0.6091 of a share of Pharmacia & Upjohn common stock. The exchange ratio was based on the volume-weighted average trading prices of Pharmacia & Upjohn Common Stock from July 30, 1999 through August 26, 1999. SUGEN stockholders holding SUGEN stock certificates will soon receive written instructions for exchanging such certificates for Pharmacia & Upjohn certificates.

"The closing of this acquisition is an important event for Pharmacia & Upjohn and a major step in our strategy to build for long-term growth by supplementing our internal research with external innovation," said Pharmacia & Upjohn Chief Executive Officer Fred Hassan. "Since our announcement of this transaction, we have been working intensively with our new colleagues at SUGEN. Our interactions to date confirm our initial expectations of an excellent fit between our two organizations and a major contribution to P&U's R&D capabilities."

Hassan added: "Through SUGEN, P&U is well positioned to strengthen its research activities, especially in oncology, inflammation, metabolic disease, CNS, and infectious disease. We see particular value with SUGEN in building our oncology franchise where we are intent on making P&U a major oncology competitor."

In conjunction with the closing of the transaction, Pharmacia & Upjohn announced the appointments of Peter Hirth, Ph.D., as President of SUGEN and Sara Courtneidge, Ph.D., as Chief Scientist and Senior Vice President, Research.

Pharmacia & Upjohn is a global, innovation-driven pharmaceutical and health care company. Pharmacia & Upjohn's products, services, and employees demonstrate its commitment to improve wellness and quality of life for people around the world.